Exhibit 99.1
NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. CLOSES ON NEW $45 MILLION CREDIT FACILITY
NASHVILLE, Tenn. (January 27, 2010) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual-dining restaurant company, announced today that it has entered into a $45 million secured revolving credit facility, which matures on August 1, 2013, and amends and restates the Company’s existing secured revolving credit facility that was scheduled to mature on October 18, 2011. Wachovia Bank, National Association is the Administrative Agent, and Banc of America Securities LLC, Regions Bank, and Wells Fargo Securities, LLC are Joint Lead Arrangers and Joint Book Managers.
Compared to the facility that it amends and restates, the terms of the amended credit facility include the following:
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The prior credit facility was $83 million, and scheduled to be reduced to $65 million on April 18, 2010, with a $20 million sublimit for letters of credit. The amended facility is $45 million with a $20 million letter of credit sublimit. The prior facility had nine participating banks, while the amended facility has three.

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The maximum adjusted leverage ratio is now 5.25, compared to 5.50 in the prior facility. The definitions of adjusted leverage ratio and senior secured leverage ratio have been changed, and expansion capital expenditures are limited to 15% of EBITDA in 2010 and 30% of EBITDA in subsequent years.

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The amended facility permits the Company to repurchase its 9% Senior Subordinated Notes due in 2013, subject to certain limitations, while the prior facility prohibited such bond repurchases. The amended facility also “resets” the restricted payments basket for dividends and bond repurchases, although such payments are still restricted by the indenture governing the Company’s Senior Subordinated Notes.

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Under the prior credit facility, the collateral included mortgages on 88 of the Company’s owned restaurants and its corporate offices. The collateral for the amended credit facility includes mortgages on 47 restaurants. The amended facility permits sale-leaseback transactions, and additional secured and unsecured borrowing by the Company, subject to certain limitations.

“Maintaining our financial flexibility continues to be an important strategic focus for our Company in these challenging economic times,” stated Larry Hyatt, the chief financial officer of O’Charley’s Inc. “By extending the maturity, permitting bond repurchases, and making additional collateral available for other purposes, we believe that this amended and restated facility significantly enhances our financial flexibility. We value our long-term relationships with Wells Fargo, Regions Bank, and Banc of America, appreciate their participation in our new facility, and look forward to working with them in the future.”
The Company expects to recognize approximately $0.5 million of additional interest expense in the first quarter of 2010 for the write-off of unamortized financing costs related to the prior bank facility.
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company. At its fiscal year end on December 27, 2009, the Company operated or franchised a total of 372 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept included 245 restaurants in 19 states in the Southeast and Midwest, including 235 company-owned and operated O’Charley’s restaurants, and 10 restaurants operated by franchisees. The menu, with an emphasis on fresh preparation, features several specialty items, such as USDA choice hand-cut and aged steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 116 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 11 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “forecast,” “expect,” “project,” “believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the continued impact of the recession on the United States economy and the related adverse effect on our sales of decreases in consumer spending; the Company’s ability to comply with the terms and conditions of its financing agreements, including those contained in the new credit facility; the Company’s ability to maintain or increase operating margins and same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the effect of increased competition; the Company’s ability to sell closed restaurants and other surplus assets; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.